UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

THE BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The Bancorp, Inc.

405 Silverside Road

Wilmington, DE 19809

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held May 22, 2008

To the Shareholders of THE BANCORP, INC.:

Notice is hereby given that the annual meeting (the “Meeting”) of shareholders of THE BANCORP, INC., a Delaware corporation (the “Company”), will be held at the Cira Center, 2929 Arch Street, 17th Floor, Philadelphia, PA 19104 on Thursday, May 22, 2008 at 9:00 A.M., Philadelphia time, for the following purposes:

1.	To elect eleven directors to serve until the next annual meeting of shareholders.

2.	To approve the selection of Grant Thornton LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008.

3.	To transact such other business as may properly be brought before the Meeting and any adjournment, postponement or continuation thereof.

Only shareholders of record on the books of the Company at the close of business on March 17, 2008 will be entitled to notice of and to vote at the Meeting or any adjournments thereof. A list of shareholders entitled to vote at the Meeting will be available for inspection at the Meeting and at the offices of the Company at 1818 Market Street, 28th Floor, Philadelphia, PA 19103. The stock transfer books will not be closed.

SHAREHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE ITS USE.

By order of the Board of Directors

MARTIN F. EGAN,
Secretary

Wilmington, Delaware

April 29, 2008

The Bancorp, Inc.

405 Silverside Road

Wilmington, DE 19809

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

GENERAL

Introduction

The annual meeting (the “Meeting”) of shareholders of The Bancorp, Inc. (the “Company”) will be held on Thursday, May 22, 2008, at 9:00 A.M., Philadelphia time, at the Cira Center, 2929 Arch Street, 17th Floor, Philadelphia, PA 19104 for the purposes set forth in the accompanying notice. Only shareholders of record at the close of business on March 17, 2008 will be entitled to notice of and to vote at such Meeting.

This statement is furnished in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors”) of proxies from holders of the Company’s common stock, par value $1.00 per share (the “Common Shares”) and the Company’s Series A preferred stock, par value $.01 per share (the “Preferred Shares”), to be used at such Meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and duly returned to the Company, and not revoked, will be voted at the Meeting and any and all adjournments thereof.

This proxy statement and the accompanying form of proxy will be sent on or about May 6, 2008 to shareholders of record as of March 17, 2008.

Revocation of Proxy

If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time before its exercise by giving written notice of revocation to the Secretary of the Company at its Wilmington address stated herein, by submitting a later dated proxy or by attending the Meeting and voting in person.

Expenses and Manner of Solicitation

The cost of soliciting proxies will be borne by the Company. Directors, officers and regular employees of the Company may solicit proxies either personally, by letter or by telephone. Such directors, officers and employees will not be specifically compensated for soliciting such proxies. The Company expects to reimburse banks, brokers, and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Common Shares.

Annual Report and Report on Form 10-K

The Company’s 2007 Annual Report to Shareholders, including the financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2008, is being sent to shareholders of record as of March 17, 2008. Shareholders of record as of March 17, 2008, and beneficial owners of the Company’s Common or Preferred Shares on that date, may obtain from the Company, without charge, a copy of the Company’s most recent Annual Report on Form 10-K filed with the Securities and

Exchange Commission (the “SEC”), by a request therefor in writing. Any such request from a beneficial owner of the Company’s Common or Preferred Shares must set forth a good faith representation that, as of the record date for this solicitation, March 17, 2008, the person making the request was the beneficial owner of the Company’s Common or Preferred Shares. Such written requests should be directed to the Company at 405 Silverside Road, Wilmington, Delaware 19809, Attention: Martin F. Egan.

Shareholders Sharing an Address

Shareholders sharing an address with another shareholder may receive only one annual report or one set of proxy materials at that address unless they have provided contrary instructions. Any such shareholder who wishes to receive a separate copy of the annual report or a separate set of proxy materials now or in the future may write or call the Company to request a separate copy of these materials from the Company at 1818 Market Street, 28th Floor, Philadelphia, PA 19103, Attention: Investor Relations; telephone number (215) 861-7990. The Company will promptly deliver a copy of the requested materials.

Similarly, shareholders sharing an address with another shareholder who have received multiple copies of the Company’s proxy materials may write or call the above address and telephone number to request delivery of a single copy of these materials.

Shareholder Proposals and Nominations

Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”) establishes the eligibility requirements and the procedures that must be followed for a shareholder’s proposal to be included in a public company’s proxy materials. Under the rule, proposals submitted for inclusion in the Company’s proxy statement for its 2009 annual meeting of shareholders must be received by the Company’s Secretary on or before the close of business on January 22, 2009.

Shareholders who wish to submit their recommendations for director candidates to the Nominating and Governance Committee should send their written recommendation to the Company’s executive offices, 1818 Market Street, 28th Floor, Philadelphia, PA 19103 attention: Nominating and Governance Committee Chairman. These shareholders must represent that they are shareholders of the Company and will remain so through the date of the relevant annual meeting of shareholders of the Company and include the written consent of the person so recommended to serve as a director if nominated and elected and to provide such information as the Nominating and the Governance Committee may request, as well as a description of the nominee’s background and qualifications. All shareholder recommendations received by the Nominating and Governance Committee will be reviewed at the first meeting of the Nominating and Governance Committee held after receipt of the recommendation. The Nominating and Governance Committee will consider nominees recommended by security holders for the 2009 annual meeting if submitted as described above by January 22, 2009.

VOTING AT THE MEETING

At the Meeting, only those holders of Common Shares and Preferred Shares at the close of business on March 17, 2008, the record date, will be entitled to vote. As of the record date, 14,562,196 Common Shares and 109,859 Preferred Shares were outstanding. Each holder is entitled to one vote per share on each matter of business properly brought before the Meeting. Shareholders do not have cumulative voting rights.

The presence at the Meeting in person or by proxy of holders of outstanding Common Shares and Preferred Shares entitled to cast a majority of all the votes entitled to be cast at the meeting will constitute a quorum. In order to be elected as a director as described in Proposal 1 below, a nominee must receive a plurality of all the votes cast at the Meeting at which a quorum is present, which means that the nominees with the most votes are elected. The affirmative vote of the holders of at least a majority of the votes cast at the Meeting at which a quorum is present is required to approve the selection of Grant Thornton LLP as the Company’s independent public accountants as described in Proposal 2 below. For any other matter which may properly come before the meeting, the affirmative vote of the holders of at least a majority of the votes cast at the Meeting at which a quorum is present is required, either in person or by proxy, for approval, unless otherwise required by law.

Any proxy not specifying to the contrary, and not designated as a broker non-vote as described below, will be voted FOR:

•	the election of the directors; and

•	the approval of the selection of Grant Thornton LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008.

Should any matters not described above be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment. The proxy form authorizes these persons, in their discretion, to vote upon such matters as may properly be brought before the meeting or any adjournment, postponement or continuation thereof.

Common Shares and Preferred Shares represented at the Meeting in person or by proxy but not voted on one or more proposals will be included in determining the presence of a quorum, but will not be considered cast on any proposal on which they were not voted. A failure by brokers to vote Common Shares or Preferred Shares held by them in nominee name will mean that such Common Shares or Preferred Shares will not be counted for the purposes of establishing a quorum and will not be voted. If a broker does not receive voting instructions from the beneficial owner of Common Shares or Preferred Shares on a particular matter and indicates on the proxy delivered with respect to such shares that it does not have discretionary authority to vote on that matter, which is referred to as a broker “non-vote,” those shares will be considered as present for the purpose of determining whether a quorum exists, but will not be considered cast on any proposal on which they were not voted. Brokers who hold Common Shares or Preferred Shares in street name for customers generally have the discretion to vote those shares with respect to certain matters, including the election of directors and the approval of the selection of accountants, if they have not received instructions from the beneficial owners. With respect to the election of directors described in Proposal 1 below, votes that are withheld and broker “non-votes” will not be counted as votes cast on the matter and will have no effect on the result of the vote. With respect to the approval of the selection of Grant Thornton LLP described in Proposal 2 below or with respect to any other matter properly brought before the Meeting requiring the affirmative vote of the holders of at least a majority of the votes cast at the Meeting at which a quorum is present, either in person or by proxy, for approval, (a) abstentions will be counted as votes cast on any matter and will have the effect of a vote against the relevant proposal and (b) broker “non-votes” will not be counted as votes cast on any matter, and will have no effect on the results of the votes with respect to such proposals and other matters.

PROPOSAL 1. ELECTION OF DIRECTORS

Directors and Nominees

The Bylaws of the Company provide that the number of directors shall be fixed by the Board of Directors. The Board of Directors has fixed the number of directors at eleven. All directors are elected for a term of one year or until their successors are elected and qualified. The Board of Directors, upon the recommendation of its Nominating and Governance Committee, has nominated Betsy Z. Cohen, Daniel G. Cohen, Walter T. Beach, Michael J. Bradley, Matthew Cohn, Leon A. Huff, William H. Lamb, Frank M. Mastrangelo, James J. McEntee III, Linda Schaeffer and Joan Specter, for election at the Meeting for a term to expire at the 2009 annual meeting or until their successors are elected or appointed.

It is the intention of the persons named in the enclosed proxy, in the absence of a contrary direction, to vote for the election of all of the current directors. Should any of the nominees become unable or refuse to accept nomination or election as a director, the persons named as proxies intend to vote for the election of such other person as the Nominating and Governance Committee of the Board of Directors may recommend. The Board of Directors knows of no reason why any of the nominees might be unable or refuse to accept nomination or election.

Information is set forth below regarding the principal occupation of each nominee. There are no family relationships among the directors, nominees and executive officers of the Company, except that Daniel G. Cohen, who is currently the Chairman of the Board of Directors and the Chairman of the Executive Committee of the Board of Directors, is the son of Betsy Z. Cohen, a director and the Chief Executive Officer of the Company.

Following are summaries of the background, business experience and principal occupations of the nominees and current directors.

Betsy Z. Cohen, age 66, has been Chief Executive Officer of both the Company and its wholly-owned subsidiary, The Bancorp Bank (the “Bank”), since September 2000 and Chairman of the Bank since November 2003. She has served as the chairman of the board of trustees and as a trustee of RAIT Financial Trust, f/k/a RAIT Investment Trust (“RAIT) since its founding in August 1997, and as RAIT’s Chief Executive Officer from August 1997 to December 2006. Mrs. Cohen served as a director of Hudson United Bancorp (a bank holding company), the successor to JeffBanks, Inc., from December 1999 until July 2000 and as the chairman of the Jefferson Bank Division of Hudson United Bank (Hudson United Bancorp’s banking subsidiary) from December 1999 through March 2000. Before the merger of JeffBanks, Inc. with Hudson United Bancorp in December 1999, Mrs. Cohen was chairman and chief executive officer of JeffBanks, Inc. from its inception in 1981 and also served as chairman and chief executive officer of each of its subsidiaries, Jefferson Bank, which she founded in 1974, and Jefferson Bank New Jersey, which she founded in 1987. From 1985 until 1993, Mrs. Cohen was a director of First Union Corp. of Virginia (a bank holding company) and its predecessor, Dominion Bancshares, Inc. In 1969, Mrs. Cohen co-founded a commercial law firm and served as a senior partner until 1984. Mrs. Cohen is also a director of Aetna, Inc. (an insurance company). For information regarding the relationships between the Company, the Bank and RAIT, see “Certain Relationships and Related Party Transactions.”

Daniel G. Cohen, age 38, has been the Chairman of the Company and Chairman of the Company’s Executive Committee of the Board of Directors since its inception in 1999. From 1999 to September 2000 he served as the Company’s Chief Executive Officer. Mr. Cohen is Vice-Chairman of the Bank’s Board of Directors and Chairman of its Executive Committee. He had previously been Chairman of the Bank’s Board of Directors from September 2000 to November 2003 and, from July 2000 to September 2000, had been the Bank’s Chief Executive Officer. Since December 2006, Mr. Cohen has been Chief Executive Officer and a trustee of RAIT. He has also served as the Chairman of Cohen Brothers, LLC d/b/a Cohen & Company (“Cohen & Co.”), an investment banking firm, since 2001. He has also served as the Chairman of Alesco Financial Inc., a publicly traded real estate investment trust, since its founding in 2006. Mr. Cohen served as a member of the board of directors of TRM Corporation, a publicly traded consumer services company, from 2000 to September

2006 and as its Chairman from 2003 to September 2006. From 1998 to 2000, Mr. Cohen served as the Chief Operating Officer of Resource America Inc., a publicly-held specialized asset management company. From 1997 to 1999, Mr. Cohen was a director of Jefferson Bank, a commercial bank acquired by Hudson United Bancorp in 1999. For information regarding the relationships between the Company, Cohen & Co. and RAIT, see “Certain Relationships and Related Party Transactions.”

Walter T. Beach, age 41, has been a director of both the Company and the Bank since 1999. Mr. Beach has been the Managing Director of Beach Investment Counsel, Inc., an investment management firm, since 1997. From 1993 to 1997, Mr. Beach was a Senior Analyst and Director of Research at Widmann, Siff and Co., Inc., an investment management firm, where he was, beginning in 1994, responsible for the firm’s investment decisions for its principal equity product. From 1992 to 1993, he was an associate and financial analyst at Essex Financial Group, a consulting and merchant banking firm. From 1991 to 1992 he was an analyst at Industry Analysis Group, an industry and economic consulting firm.

Michael J. Bradley, age 63, has been a director of the Company since February 2005. Mr. Bradley has been a co-owner and Managing Director of BF Healthcare, Inc., a supplier of physician services to hospitals and assisted living facilities, since 1994. Mr. Bradley has served on the Board of Directors of Resource America, Inc., a publicly-held specialized asset management company, since March 2005 and SourceCorp., a provider of business process outsourcing solutions, since 1996. Mr. Bradley has also served on the Managing Board of Atlas Pipeline Partners GP, LLC, a publicly-held oil and gas pipeline company, since 2004. From 1988 to 1998, Mr. Bradley served as Chairman of First Executive Bank, and from 1998 to 2003 he served as Vice Chairman of First Republic Bank.

Matthew Cohn, age 38, has been a director of both the Company and the Bank since 1999. Mr. Cohn was the founder, in 1994, and is the president of the ASI Show!, a producer of trade shows in Chicago, Las Vegas, Orlando and Dallas. In addition, since 1992, Mr. Cohn has been the president of the Medical Data Institute, a medical data base publisher, and the president and founder of ASI Transact, a company providing order management and e-commerce exchange systems for the advertising specialty industry. Mr. Cohn serves on the board of the Society of Independent Show Organizers and the Client Advisory Board for the Chicago Convention and Visitors Bureau.

Leon A. Huff, age 66, has been a director of the Company since October 2004 and a director of the Bank since December 2003. Mr. Huff is the co-founder and Vice-Chairman of Gamble-Huff Music (Philadelphia International Records), a record production company. Mr. Huff is a nationally-known producer, songwriter and performer. He has won Grammy and BMI songwriter awards, has been inducted into the National Academy of Songwriters Hall of Fame and the Philadelphia Music Foundation’s Walk of Fame, and has received the Trustees Award from the National Academy of Recording Arts and Sciences.

William H. Lamb, age 68, has been a director of both the Company and the Bank since January 2004. Mr. Lamb has been a senior partner in Lamb, Windle & McErlane, P.C., a law firm, since January 2004 and from January 1971 to January 2003. From January 2003 through January 2004, Mr. Lamb served as a Justice of the Pennsylvania Supreme Court. Mr. Lamb served as a director and corporate secretary of JeffBanks, Inc. and Jefferson Bank until their acquisition by Hudson United Bank in November 1999.

Frank M. Mastrangelo, age 40, has been the President, Chief Operating Officer and a director of both the Company and the Bank since 1999. From 1995 through 1999 he was a Senior Vice President and the Chief Technology Officer for Jefferson Bank. From 1993 to 1995, he was an Assistant Vice President and systems specialist with PNC Bank, Family Wealth Management Division. From 1993 to 1994, he was a technical representative for ROI Computer Services, Inc. and, from 1988 to 1993, a systems manager for The Annenberg Foundation.

James J. McEntee III, age 50, has been a director of both the Company and the Bank since September 2000. Mr. McEntee has been the Chief Operating Officer of Cohen & Co. since March 2003. Mr. McEntee was a principal in Harron Capital, L.P., a media and communications venture capital fund, from 1999 to September 2002. From 1990 through 1999, Mr. McEntee was a shareholder at Lamb, Windle & McErlane, P.C., and from 2000 until 2004 was of counsel to Lamb, Windle & McErlane. Mr. McEntee is a director of Pegasus Communications Corporation, a publicly held provider of communications and other services, and of several other private companies. See “Certain Relationships and Related Party Transactions” regarding Cohen Bros.

Linda Schaeffer, age 44, has been a director of the Company since 1999. Ms. Schaeffer has been President of the General Partner of SLS Associates, a real estate investment and management partnership, and a certified public accountant in private practice since 1997. From 1990 to 1997 she was the President of JMLS Enterprises, Inc., d/b/a Computertots, a company specializing in computer education.

Joan Specter, age 74, has been a director of both the Company and the Bank since 1999. Ms. Specter is a member of the boards of directors of numerous businesses, educational and charitable organizations, including Ridgeway Philips Company, a provider of home healthcare, Chestnut Hill College, University of the Arts, Medical College of Pennsylvania, the Reading Terminal, operator of the Reading Terminal Market, the Philadelphia Cultural Fund and the Greater Philadelphia Urban Affairs Coalition. From 1980 through 1996, she was city councilwoman at-large for the City of Philadelphia.

Steven Stein, age 52, a director of both the Company and the Bank since September 2000 has determined not to seek re-election and will complete his term of office at the Meeting. Mr. Stein has been a principal of Financial Stocks, Inc., an investment management firm which specializes in investments in mid-size financial institutions, since 1995.

The Board of Directors unanimously recommends a vote “FOR” the election of each nominee.

STOCK OWNERSHIP AND SECTION 16 COMPLIANCE

The following table sets forth the number and percentage of the Company’s Common Shares owned as of March 17, 2008 by each of the Company’s directors and executive officers, all of the directors and executive officers as a group and other persons who beneficially own more than 5% of the outstanding voting securities. The table also sets forth the percentage of Common Shares owned by such persons assuming full conversion of the Preferred Shares. No such person holds any Preferred Shares. This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person.

	Common Shares (1)		Percent of class	Percent of class assuming full conversion of Preferred Shares
Directors (2)
Betsy Z. Cohen	997,079	(3)	6.60%	6.55%
D. Gideon Cohen	493,994	(4)	3.30%	3.27%
Walter T. Beach	748,760	(5)	5.14%	5.10%
Michael J. Bradley	11,000	(6)	*	*
Matthew Cohn	12,881	(7)	*	*
William H. Lamb	124,329	(8)	*	*
James J. McEntee III	110,943	(9)	*	*
Frank M. Mastrangelo	143,968	(10)	*	*
Linda Schaeffer	22,514	(11)	*	*
Joan Specter	5,374	(12)	*	*
Steven Stein	190,652	(13)	1.31%	1.30%
Leon A. Huff	13,244	(14)	*	*

Executive officers (2)
Arthur Birenbaum	77,539	(15)	*	*
Martin F. Egan	80,512	(16)	*	*
Donald F. McGraw, Jr.	42,487	(17)	*	*
Scott R. Megargee	63,639	(18)	*	*
All executive officers and directors as a group (16 persons)	3,123,915		19.63%	19.59%

Other owners of 5% or more of outstanding shares
Goldman Sachs Asset Management, L.P.	1,136,935	(19)	7.81%	7.75%
Royce & Associates LLC	1,293,265	(20)	8.88%	8.81%
Wellington Management Company LLP	802,659	(21)	5.51%	5.47%
NWQ Investment Management Co. LLC	1,258,205	(22)	8.64%	8.58%

*	Less than 1%
(1)	Includes: (a) Common Shares and (b) Common Shares receivable upon exercise of options held by such person which are vested or will vest within 60 days of March 17, 2008.
(2)	The address of all of the Company’s directors and executive officers is 405 Silverside Road, Wilmington, DE 19809.
(3)	Consists of: (a) 92,934 Common Shares owned directly; (b) 312,004 Common Shares held by Solomon Investment Partnership, L.P., of which Mrs. Cohen and her spouse are the sole limited partners and the sole shareholders, officers and directors of the corporate general partner; (c) 551,241 Common Shares issuable upon exercise of options; (d) 25,900 Common shares held by the Individual Retirement Account (“IRA”) of Mrs. Cohen’s spouse; and (e) 15,000 Common Shares owned by a charitable foundation of which
Mrs. Cohen is a co-trustee. Excludes (a) 223,719 shares owned by the Resource America, Inc. Supplemental Employee Retirement Plan trust, of which Mrs. Cohen’s spouse is the beneficiary; and (b) 118,290 Common Shares owned by Resource America, of which Mrs. Cohen’s spouse is chairman.

(4)	Consists of: (a) 62,501 Common Shares held directly; (b) 416,241 Common Shares issuable upon exercise of options; (c) 252 Common Shares held in a 401(k) plan account for the benefit of Mr. Cohen; and (d) 15,000 Common Shares owned by a charitable foundation of which Mr. Cohen is a co-trustee.
(5)	Consists of: (a) 135,922 Common Shares owned directly; (b) options to purchase 5,874 Common Shares; and (c) 606,964 Common Shares owned by various accounts managed by Beach Investment Counsel, Inc., Beach Asset Management, LLC or Beach Investment Management, LLC, investment management firms for which Mr. Beach is a principal and which possess investment and/or voting power over the shares. The address for these investment management firms is Five Tower Bridge, 300 Barr Harbor Drive, Suite 220, West Conshohocken, PA 19428. 260,006 of Mr. Beach’s Common Shares are pledged as security under various debt arrangements.
(6)	Consists of: (a) 10,000 Common Shares owned directly and (b) 1,000 Common Shares issuable upon exercise of options.
(7)	Consists of: (a) 12,439 Common Shares owned directly and (b) 6,374 Common Shares issuable upon exercise of options.
(8)	Consists of: (a) 107,955 Common Shares owned directly, (b) 12,000 Common Shares held in trusts for the benefit of members of Mr. Lamb’s immediate family, (c) 1,500 Common Shares held in a pension plan for the benefit of Mr. Lamb and (d) 2,874 Common Shares issuable upon exercise of options.
(9)	Consists of: (a) 92,694 Common Shares owned directly and (b) 18,249 Common Shares issuable upon exercise of options.
(10)	Consists of: (a) 17,393 Common Shares owned directly, (b) 2,787 Common Shares held by the IRA of Mr. Mastrangelo’s spouse, (c) 122,498 Common Shares issuable upon exercise of options and (d) 1,290 Common Shares held in a 401(k) plan account for the benefit of Mr. Mastrangelo.
(11)	Consists of: (a) 17,714 Common Shares owned directly, (b) 2,300 Common Shares held by the IRA of Ms. Schaeffer’s spouse and (c) 2,500 Common Shares issuable upon exercise of options.
(12)	Consists entirely of 5,374 Common Shares issuable upon exercise of options.
(13)	Consists of: (a) 29,506 Common Shares owned directly, (b) 160,146 Common Shares owned by Financial Stocks, Inc. and (c) 1,000 Common Shares issuable upon exercise of options. Mr. Stein is a principal of Financial Stocks, Inc.
(14)	Consists of: (a) 9,370 Common Shares owned directly, and (b) 3,874 Common Shares issuable upon exercise of options.
(15)	Consists of: (a) 4,353 Common Shares owned directly, (b) 70,999 Common Shares issuable upon exercise of options, (c) 1,149 Common Shares held by Mr. Birenbaum’s spouse and (d) 1,038 common shares held in a 401(k) plan account for the benefit of Mr. Birenbaum.
(16)	Consists of: (a) 3,725 Common Shares owned directly, (b) 1,000 Common Shares held by Mr. Egan’s spouse, (c) 575 Common Shares held by the IRA of Mr. Egan’s spouse, (d) 74,248 Common Shares issuable upon exercise of options and (e) 964 Common Shares held in a 401(k) plan account for the benefit of Mr. Egan.
(17)	Consists of: (a) 17,517 Common Shares owned directly, (b) 23,999 Common Shares issuable upon exercise of options and (c) 971 Common Shares held in a 401(k) plan account for the benefit of Mr. McGraw.
(18)	Consists of: (a) 10,043 Common Shares owned directly, (b) 4,830 Common Shares owned by Mr. Megargee’s mother, (c) 62,295 Common Shares issuable upon exercise of options and (d) 1,017 Common Shares held in a 401(k) plan account for the benefit of Mr. Megargee.
(19)	Excludes 15,000 Common Shares beneficially owned by Daniel G. Cohen as a co-trustee of a charitable foundation as these shares are also beneficially owned by Betsy Z. Cohen.
(20)	Based solely on a Form 13G/A filed by Goldman Sachs Asset Management, L.P. on February 1, 2008. The address of Goldman Sachs Asset Management is 32 Old Slip, New York, NY 10005.
(21)	Based solely on a Form 13G filed by Royce & Associates LLC on January 25, 2008. The address of Royce & Associates LLC is 1414 Avenue of the Americas, New York, NY 10019.
(22)	Based solely on a Form 13G/A filed by Wellington Management Company LLP on February 14, 2008. The address of Wellington Capital Management is 75 State Street, Boston, MA.
(23)	Based solely on a Form 13G filed by NWQ Investment Management Company, LLC on February 14, 2008. The address of NWQ Investment Management Company, LLC is 2049 Century Park East, 16th Floor Los Angeles, CA 90067.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of all such reports.

Based solely on its review of the reports received by it, the Company believes that, during fiscal 2007, no officers, directors or beneficial owners failed to file reports of ownership and changes of ownership on a timely basis except for the following: Mr. Beach filed one late Form 4 relating to two purchases of Common Shares, Mr. Cohn filed two late Forms 4 relating to three purchases of Common Shares, Mrs. Cohen filed one late Form 4 relating to one purchase of Common Shares and Mr. Cohen filed one late Form 4 relating to one purchase of Common Shares.

NON-DIRECTOR EXECUTIVE OFFICERS

Information is set forth below regarding the background of each of the Company’s executive officers who is not also a director. For the Company’s officers who are also directors, Betsy Z. Cohen and Frank M. Mastrangelo, this information can be found above under “Proposal 1. Election of Directors—Names of Directors, Principal Occupations and Other Information.”

Arthur M. Birenbaum, age 51, has been Executive Vice President-Commercial Loans and, before that, Senior Vice President-Commercial Loans of both the Company and the Bank since January 2001. From 1993 through December 2000, Mr. Birenbaum was at Jefferson Bank, ending as its Senior Vice President-Philadelphia Business Banking Lending Group, and serving as co-Chairman of its Government Lending Task Force, coordinator of asset-based lending and member of its Loan Production Oversight Committee. From 1987 through 1993 he was a Vice President of Commercial Lending for Meridian Bank and the Bank of Old York Road and, from 1980 through 1987, he was employed at Westinghouse Credit Corporation, General Electric Capital Corporation, Suburban Bank and First National Bank of Maryland in the Washington, D.C. metropolitan region.

Martin Egan, age 40, has been Senior Vice President and Chief Financial Officer of both the Company and the Bank since 1999. From 1994 through 1999, he was controller of Jefferson Bank of New Jersey and, from 1997, Vice President and Controller of Jefferson Bank. From 1992 to 1994, he was a senior accountant at Hitech Communications, Inc., a telecommunications company.

Scott R. Megargee, age 56, has been Executive Vice President and Chief Lending Officer of both the Company and the Bank since March 2000. Previously, he had been an officer with JeffBanks and Jefferson Bank since 1989, and was their Executive Vice President-Retail Lending from 1995 to March 2000. He also served as a director of Jefferson Mortgage, Inc., a mortgage lending subsidiary of JeffBanks.

Donald F. McGraw, Jr., age 51, has been Executive Vice President and Chief Credit Officer of both the Company and the Bank since 1999. From 1986 through 1998, he was a Senior Vice President–Credit Administration for Jefferson Bank. From 1977 to 1986, he was a bank examiner at the FDIC.

CORPORATE GOVERNANCE

Director Independence

The Company’s Common Shares are listed on the NASDAQ Stock Market under the symbol “TBBK” and the Company is subject to the listing standards set forth by the Financial Industry Regulatory Authority (“FINRA”) applicable thereto. The Board of Directors has determined that Mr. Beach, Mr. Bradley, Mr. Cohn, Mr. Huff, Mr. Lamb and Ms. Specter each meet the definition of an independent director set forth in the FINRA rules. In making these determinations, the Board of Directors reviewed information from each of these directors concerning all their respective relationships with the Company and its affiliates and analyzed the materiality of those relationships.

Board Meetings

The Board of Directors held a total of six meetings during fiscal 2007. During fiscal 2007, all directors attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors held during the period for which the director had been a director and (b) the total number of meetings held by all committees of the Board of Directors on which the director served during the periods that the director served. It is the policy of the Board of Directors that all directors attend the annual meeting of shareholders of the Company, if practicable.

Communications with the Board

Shareholders, employees and others who wish to communicate with the Board of Directors may do so by sending their correspondence to the Secretary of the Company at 405 Silverside Road, Wilmington, DE 19809. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication.” All such letters must identify the author as a shareholder of the Company and clearly state whether the intended recipients are all or individual members of the Board. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The Secretary has been authorized to screen commercial solicitations and materials which pose security risks, are unrelated to the business or governance of the Company, or are otherwise inappropriate.

Corporate Governance Materials

The Company’s Code of Business Conduct and Ethics (the “Code of Business Conduct”) and the charters of the Audit Committee and the Nominating and Governance Committee are available on the Company’s website, https://secure.thebancorp.com/ir.asp. Copies of these documents are available, free of charge, upon written request to: The Bancorp, Inc., 1818 Market Street, 28th Floor, Philadelphia, PA 19103, Attention: Investor Relations.

Board Committees

The Board of Directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating and Governance Committee. The committees on which directors serve, the chairman of each committee, and the number of meetings held during 2007 are set forth below.

Board Member	Audit	Compensation	Nominating and Governance	Executive
Betsy Z. Cohen				X
Daniel G. Cohen				Chairman
Walter T. Beach	X	Chairman
Michael J. Bradley	X
Matthew Cohn	Chairman		X
William H. Lamb		X	Chairman
Frank M. Mastrangelo				X
Joan Specter		X	X
Meetings held in 2007	5	2	1	2

Audit Committee. The Audit Committee is appointed by the Board of Directors to assist Board of Director oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, and (d) the performance of the Company’s internal audit function and independent auditors. The Audit Committee also prepares the audit committee report required by the rules of the SEC to be included in the Company’s annual proxy statement.

Each member of the Audit Committee meets the independence standards for audit committee members set forth in applicable FINRA rules, as well as those set forth in Rule 10A-3(b)(1) of the Exchange Act. The Board of Directors has determined that Mr. Beach qualifies as an “audit committee financial expert” as that term is defined in applicable rules and regulations under the Exchange Act.

The Company has adopted a written charter for the Audit Committee and audit and non-audit services pre-approval guidelines. The Audit Committee Charter is available on the Company’s website at https://secure.thebancorp.com/ir.asp. Copies of the Audit Committee Charter may also be obtained, free of charge, by writing to The Bancorp, Inc., 1818 Market Street, 28th Floor, Philadelphia, PA 19103, Attention: Investor Relations.

Nominating and Governance Committee. The Nominating and Governance Committee is appointed by the Board of Directors to (a) assist the Company and the Board of Directors in maintaining an effective and knowledgeable Board of Directors, including assisting the Board of Directors by identifying individuals qualified to become directors and recommending to the Board of Directors the director nominees for the next annual meeting of shareholders and the directors to be appointed to each committee, and (b) develop and recommend for the Board of Director’s consideration governance guidelines for the Company. All of the members of this committee have been determined by the Board of Directors to be independent under applicable FINRA rules.

The Nominating and Governance Committee will consider candidates for nomination as a director recommended by shareholders, directors, officers, third party search firms and other sources. The Company describes the procedures for nominations by shareholders in “Shareholder Proposals and Nominations.” In evaluating candidates, the Nominating and Governance Committee considers the attributes of the candidate (including skills, experience, diversity, age, and legal and regulatory requirements) and the needs of the Board of Directors, and will review all candidates in the same manner, regardless of the source of the recommendation.

The Nominating and Governance Committee has not adopted specific, minimum qualifications or specific qualities or skills that must be met by a Nominating and Governance Committee-recommended nominee. The Nominating and Governance Committee seeks to insure that the membership of the Board of Directors and each committee of the Board of Directors satisfies all relevant FINRA rules and applicable laws and regulations and all requirements of the Company’s governance documents. The Nominating and Governance Committee seeks to achieve a mixture of skills which are all related to the Company’s business. The nature of the specific qualifications, qualities or skills that the Nominating and Governance Committee may look for in any particular director nominee depends on the qualifications, qualities and skills of the rest of the directors at the time of any vacancy on the Board of Directors.

The Company has adopted a written charter for the Nominating and Governance Committee. The Nominating and Governance Committee Charter is available on the Company’s website at https://secure.thebancorp.com/ir.asp . A copy of the Nominating and Governance Committee Charter may also be obtained, free of charge, by writing to The Bancorp, Inc., 1818 Market Street, 28th Floor, Philadelphia, PA 19103, Attention: Investor Relations.

Executive Committee. The executive committee has the delegated authority to act in lieu of the Company’s Board of Directors in between meetings of the Board.

Compensation Committee. The Compensation Committee is appointed by the Board of Directors to have direct responsibility for approving the compensation of the Chief Executive Officer and certain other officers and the non-management directors of the Company as described in “Compensation Committee Report” and the related “Compensation Discussion and Analysis,” below. At all times during 2007, the Compensation Committee had direct responsibility for (a) administering the Company’s equity-based compensation plans and (b) reviewing any extraordinary compensatory payments to any employee of the Company. The Compensation Committee does not have a charter.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee consisted of Messrs. Beach and Lamb and Ms. Specter during fiscal 2007. None of such persons was an officer or employee of the Company or any of its subsidiaries during fiscal 2007 or was formerly an officer of the Company. None of the Company’s executive officers has been a director or executive officer of any entity of which any member of the Compensation Committee has been a director or executive officer during 2007.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under the Code of Business Conduct, the Company has established a procedure regarding the review and approval of transactions that would be required to be reported under Item 404 of Regulation S-K. Under this procedure, the Audit Committee must approve any such transaction and find it to be on terms comparable to those available on an arms’-length basis from an unaffiliated third party, or find that it otherwise does not create a conflict of interest. The Code of Business Conduct excepts from the review and approval process any employment or other business connection of an officer, director, employee or affiliate with RAIT Financial Trust, Resource America, Inc., Brandywine Construction & Management, Inc., Cohen & Co., the Bank and their affiliates. If the Audit Committee finds a conflict of interest to exist with respect to a particular transaction, that transaction is prohibited unless a waiver of the Code of Business Conduct is approved by the Audit Committee.

The Company entered into a sublease for office space in Philadelphia, Pennsylvania and a technical support agreement with RAIT commencing in October 2000. The agreement was amended in June 2007. The Chairman of RAIT is the Chairman and Chief Executive Officer of the Bank and the Chief Executive Officer of the Company. The Chief Executive Officer of RAIT is the Chairman of the Company and Chairman of the Executive Committee of the Company’s Board of Directors. RAIT made technical support payments of $78,000 for the year ended December 31, 2007. In addition, RAIT paid the Company approximately $454,000 for rent for the year ended December 31, 2007.

The Company subleased office space to Cohen & Co. and provided technical support and telephone service to Cohen & Co. commencing in July 2002. The agreements were terminated in June 2006; however, the agreement continued on a month to month basis through June of 2007. Cohen & Co. paid the Company approximately $37,000 in rent and $27,000 for technical support and telephone system support services for the year ended December 31, 2007. The Chairman of the Company and Chairman of the Executive Committee of the Company’s Board of Directors is the Chairman and a principal owner of Cohen & Co.

The Bank maintains deposits for various companies affiliated with the Company’s officers and directors, principally the Company’s Chairman and Chief Executive Officer, totaling approximately $115,794,000 as of December 31, 2007. The majority of these deposits are short-term in nature and rates are consistent with market rates.

The Bank has entered into lending transactions in the ordinary course of business with directors, executive officers, principal stockholders and affiliates of such persons on the same terms as those prevailing for comparable transactions with other borrowers. At December 31, 2007, these loans were current as to principal and interest payments, and did not involve more than normal risk of collectibility. At December 31, 2007, loans to these related parties amounted to $2,176,000. During the year ended December 31, 2007, the Bank made new loans to related parties of $1,877,000 and received repayments of $23,000.

The Bank participated in two loans in 2008 that were originated by RAIT. The outstanding loans were in the original principal amount of $124.0 million, of which the Bank’s participation amounted to $43.7 million. The Bank has a senior position in both loans. RAIT received approximately $1.0 million in fees in connection with the loans, all of which were paid by the borrowers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. This report is provided by the Compensation Committee of the Board of Directors of the Company.

Walter T. Beach, Chairman

William H. Lamb

Joan Specter

COMPENSATION DISCUSSION AND ANALYSIS

General

The Company is required to provide information regarding the compensation program in place for its Chief Executive Officer, Chief Financial Officer and its three other most highly-compensated executive officers. This discussion refers to the Chief Executive Officer, Chief Financial Officer and the other three most highly-compensated executive officers as the “Named Executive Officers” or “NEOs.” This discussion should be read in conjunction with the detailed tables and narrative descriptions under “Executive Compensation.”

The Compensation Committee is responsible for formulating and presenting recommendations to the Board of Directors with respect to the compensation of the Company’s NEOs. The Compensation Committee is also responsible for administering the Company’s employee benefit plans, including incentive plans. The Compensation Committee is comprised solely of independent directors.

Compensation Objectives and the Focus of Compensation Rewards

The Compensation Committee believes that an appropriate compensation program should draw a balance between providing rewards to executive officers while at the same time effectively controlling compensation costs. Executive officers are rewarded in order to attract highly qualified individuals, to retain those individuals in a highly competitive marketplace for executive talent and to motivate them to perform in a manner that maximizes corporate performance.

The Company’s executive compensation programs consist of two elements to reward and motivate its executive officers in line with the Compensation Committee’s objectives described above:

•	a current cash compensation program consisting of salary and cash bonus incentives; and

•	long-term equity incentives reflected in grants of stock options, restricted stock awards and phantom units

The Compensation Committee annually reviews the Company’s mix of short term performance incentives versus longer term incentives. The Compensation Committee has not established set percentages of short term versus long term incentives. Instead, it looks to provide a reasonable balance of those incentives. The Compensation Committee’s policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for the Company and its shareholders. As discussed in “Specific Elements of the Compensation Program,” below, the Company provides cash compensation in the form of base salary to meet competitive salary norms and rewards superior performance on an annual basis in the form of bonus compensation. The Company provides non-cash compensation to reward superior performance in assisting the Company in meeting its long-term strategic goals.

The Compensation Committee also “benchmarks” the Company’s compensation programs to a peer group of banking institutions based upon its review of financial statements and other publicly available data. The peer group institutions consist of the following:

Lakeland Bancorp, Inc.	Univest Corporation of Pennsylvania	Bryn Mawr Bank Corporation
Harleysville National Corporation	Republic First Bancorp, Inc.	VIST Financial Corp.
Royal Bancshares of Pennsylvania	Willow Financial Bancorp	WSFS Financial Corporation

The level of an institution’s total assets is the primary factor the committee considers in establishing the peer group.

Although considerable knowledge about the competitiveness of the Company’s compensation programs is gained through the benchmarking process, the Compensation Committee recognizes that each financial institution is unique and that significant differences between institutions in regard to executive compensation practices exist. The Compensation Committee believes that the combination of short and long-term compensation that the Company provides fulfills its objectives of providing a competitive level of compensation and benefits in order to attract and retain key executives. The Compensation Committee also believes that the Company’s incentive programs appropriately reward performance to achieve profitability and growth while at the same time allowing the Company to maintain controls over its compensation costs.

Compensation Methodology

The Compensation Committee determines compensation amounts for individual NEOs for 12 month periods beginning on particular review dates. During 2007, the review date for the Company’s Chief Executive Officer was February and the review date for the other NEOS was in June. In the case of annual bonus and long-term incentive compensation, the Compensation Committee determines the amount of awards based on the then concluded fiscal year. The Compensation Committee has the discretion to issue compensation awards at other times during the fiscal year. Each year, the Chief Executive Officer provides the Compensation Committee with key elements of both the Company’s and the NEOs’ (other than the Chief Executive Officer’s) performance as well as recommendations to assist it in determining compensation levels.

Specific Elements of the Compensation Program

Below are the specific elements of the Company’s compensation program for executive officers.

Salary. The Company believes that it is important for it to retain a competitive salary structure in order to retain its existing qualified executive officers and maintain a base pay structure consistent with the structures used for the compensation of similarly situated executives at similarly sized banking institutions. The Company believes that a key objective of its salary structure is to maintain reasonable “fixed” compensation costs by targeting base salaries at a competitive average, taking into account performance as well as seniority.

Base salaries are paid to executive officers on a bi-weekly basis, and are reviewed annually by the Compensation Committee as described in “Compensation Methodology,” above. The Compensation Committee determines if any base pay changes should be made for executive officers. In 2007, the Compensation Committee approved base pay changes for the Chief Executive Officer and the other NEOs. Base pay changes for the other NEOs took into account the recommendations of the Chief Executive Officer. Any base pay change is normally determined after considering:

•	the executive’s total itemized compensation for the prior year;

•	the executive’s current base pay position relative to the peer group;

•	the individual’s performance for the prior year; and

•	how the individual’s current base pay relates to that for other positions within the Company as a matter of equity and fairness.

Bonus. Bonuses are designed to motivate executives by rewarding performance. The Compensation Committee considers the Company’s financial performance, including growth, return on assets, return on equity, the efficiency ratio and earnings per share. The Chief Executive Officer makes recommendations to the Compensation Committee with respect to the annual bonus of the other executive officers, based on their respective contributions to the performance of the areas for which they are responsible.

Long-Term Incentive Compensation. Long-term incentives are provided to executive officers through The Bancorp, Inc. 2005 Omnibus Equity Compensation Plan (the “Plan”). The Plan permits the grant of stock options, restricted stock awards and phantom units. Stock options previously have been granted to executive officers were at exercise prices equal to the then current market price of the Company’s Common Shares. Options and restricted stock awards under the Plan are granted on a discretionary basis taking into account the Company’s financial performance and each executive’s contribution to such performance. Overall, the objective of long-term incentive compensation awards is to tie the interests of executive officers directly to increases in shareholder value. Mrs. Cohen received restricted stock in 2007 based on the performance of the Company in 2006.

Determination of Compensation Amounts

2008. As described above, the Compensation Committee sets the base salaries of the NEOs for particular review dates. At the February 2008 review date for the Company’s Chief Executive Officer, the Compensation Committee noted the Company’s overall financial performance in 2007, including a 20% increase in deposits, a 21% increase in loans, a 17% increase in total assets and increases of 15% and 14% in net income and earnings per share, respectively, as well as available information regarding base compensation paid by peer group institutions. However, the Compensation Committee also noted the volatile conditions in the credit and real estate markets in the United States. As a result, for 2008 the Compensation Committee decided to maintain the Chief Executive Officer’s base salary at its 2007 level, and anticipates a similar determination with respect to the other NEOs upon their review date in June, subject to further review of conditions in the financial markets and the Company’s performance as of the review date. The Compensation Committee did not determine whether to award bonus or other compensation pending such further review.

2007. In February 2007, the Compensation Committee reviewed Mrs. Cohen’s performance; the Committee approved an increase in Mrs. Cohen’s base pay to an annual rate of $425,000, as compared to the previous annual base pay of $375,000. In awarding such increase, the Compensation Committee noted the performance of the Company in fiscal 2006 and, in particular, the increase in the Company’s return on equity to 8.90% from 5.69% in the prior year, the increase in the Company’s return on assets to 1.19% from 1.02% in the prior year, the increase in earnings to $0.86 from $0.48 in the prior year, and the increases in the Company’s deposits, loans, total assets, net income and earnings per share in 2006 as compared to 2005 of 46%, 56%, 45%, 68% and 79%, respectively. In June 2007, the Compensation Committee reviewed the recommendations of Mrs. Cohen for base salary adjustments and bonuses for Messrs. Mastrangelo, Egan, Birenbaum and Megargee, based upon her analysis of their respective contributions to the Company’s performance in 2006. For each of these executive officers, the base pay adjustment was effective on their annual performance review date in 2007.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock awards ($) (2)	Option awards ($) (3)	Change in pension value and nonqualified deferred compensation earnings ($) (4)	All other compensation ($) (5)	Total ($)
Betsy Z. Cohen	2007	423,076	—	254,300	—	248,123	1,219	926,718
Chief Executive Officer	2006	371,154	—	175,000	—	1,024,631	1,219	1,572,004
Martin F. Egan	2007	171,904	17,500	—	—	—	15,832	205,236
Chief Financial Officer/ Secretary	2006	154,085	15,000	—	930	—	12,137	182,152
Frank M. Mastrangelo	2007	240,961	50,000	—	—	—	19,187	310,148
President/Chief Operating Officer	2006	203,846	50,000	17,500	23,250	—	17,902	312,498
Arthur Birenbaum	2007	152,884	175,000	—	—	—	15,679	343,563
Executive Vice President Commercial Loans	2006	154,085	173,606	—	—	—	15,631	343,322
Scott R. Megargee	2007	196,030	72,361	—	—	—	16,397	284,788
Executive Vice President and Chief Lending Officer	2006	179,462	—	—	2,325	—	15,997	197,784

(1)	In February 2007, Mrs. Cohen’s base salary was increased from an annual rate of $375,000 to annual rate of $425,000. In June 2007, the base salaries of the other NEOs was increased to the following annual rates (previous annual rates are in parenthesis): Mr. Egan: $165,000 (from $160,000); Mr. Mastrangelo $265,000 (from $200,000); Mr. Megargee: $198,720 (from $184,000); Mr. Birenbaum’s base salary was maintained at the 2006 level.
(2)	Represents the dollar amount of phantom unit awards recognized, or “expensed,” for each NEO as compensation costs for financial statement reporting purposes (excluding forfeiture assumptions) in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“FAS 123R”), for fiscal 2007 and 2006. 2006 was the first year the Company awarded phantom units. See Note M to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2007 for the assumptions made in connection with these calculations.
(3)	Represents the dollar amount of stock option awards recognized, or “expensed,” for each of the NEO as a compensation cost for financial statement reporting purposes (excluding forfeiture assumptions) in accordance with FAS 123R, for fiscal 2007 and 2006. See Note M to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2007 for the assumptions made in connection with these calculations.
(4)	Represents the change in the present value of the accumulated benefit of the Supplemental Executive Retirement Plan established for the benefit of Mrs. Cohen.

(5)	Represents the aggregate dollar amount for each NEO for perquisites and other personal benefits, Company contributions to its 401(k) savings plan and insurance premiums. The following table describes the components of the “All Other Compensation” column in the Summary Compensation Table.

Name	Year	Company contributions to 401(k) savings plan ($)	Insurance premiums ($)	Perquisite: personal use of Company car ($) (a)	Total ($)
Betsy Z. Cohen	2007	—	1,219	—	1,219
	2006	—	1,219	—	1,219
Martin F. Egan	2007	5,844	161	9,827	15,832
	2006	4,623	144	7,370	12,137
Frank M. Mastrangelo	2007	7,750	180	11,257	19,187
	2006	6,115	162	11,625	17,902
Arthur Birenbaum	2007	5,474	378	9,827	15,679
	2006	5,756	270	9,605	15,631
Scott R. Megargee	2007	5,485	773	10,139	16,397
	2006	5,384	774	9,839	15,997

(a)	Under SEC rules, the Company is required to identify and quantify in a footnote (i) all perquisites and other personal benefits for a an NEO if the total for that individual equals or exceeds $10,000 and (ii) each element of All Other Compensation (other than perquisites and other personal benefits) if the value of such element equals or exceeds $10,000. Mr. Mastrangelo’s Company car expense is based on the depreciation expense on the car for each of 2007 and 2006. Executives are taxed on the imputed income attributable to personal use of Company cars (excluding commuting) and do not receive tax assistance from the Company with respect to these amounts.

Grant of Plan-Based Awards

The following table sets forth information regarding equity awards that were granted to NEOs in 2007.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock Awards ($) (2)
Betsy Z. Cohen	03/26/07	10,000	254,300

(1)	This column shows the number of phantom units granted in 2007 to Mrs. Cohen. This award vested in full on December 31, 2007. See “Option Exercises and Stock Vested,” below.
(2)	This column shows the full grant date fair value of the phantom units under FAS 123R, which is based on the closing stock price of the Company’s Common Shares on the date of grant.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreement. The Company has entered into one employment agreement, dated April 20, 2005, with Betsy Z. Cohen, its Chief Executive Officer. The material terms of this agreement are described below. Information concerning estimated payments pursuant to the post-termination and severance provisions of this agreement are discussed in “Potential Payments on Termination or Change-In-Control,” below.

The employment agreement with Mrs. Cohen has an effective date of January 1, 2005 and provides that she will devote such time to the Company as is reasonably required to fulfill her duties. Under the agreement,

Mrs. Cohen will receive an annual base salary to be determined by the Compensation Committee. Mrs. Cohen is also eligible for bonuses as determined by the Compensation Committee. The agreement has a term of five years that is automatically renewed so that, on any day that the agreement is in effect, it will have a then current term of five years. The Company may terminate Mrs. Cohen without cause or Mrs. Cohen may resign for good reason upon sixty days notice. Additionally, upon or after a change of control of the Company, the Company may terminate Mrs. Cohen without cause or she may resign for good reason upon sixty days notice. Upon any such termination or resignation, Mrs. Cohen will be entitled to receive only the amount due to her under the Company’s severance pay plans, if any; provided that, if she executes a mutual release of claims with the Company, she will receive (a) a lump sum cash payment equal to one month of her base salary for each month she was employed by the Company, up to a maximum of five years, at the rate in effect immediately before her termination, and (b) a pro rated bonus, if any, for the year in which the termination occurs. Mrs. Cohen may also resign upon thirty days notice in which event no further payments are due other than accrued benefits. If Mrs. Cohen is disabled for ninety consecutive days in any twelve month period, the Company may terminate her employment. If Mrs. Cohen’s employment terminates on account of disability, (a) the vesting of the Supplemental Executive Retirement Plan (“SERP”), described below, will accelerate if the termination occurs at any time after January 1, 2008, (b) Mrs. Cohen will receive any amounts of salary or bonus earned, accrued and owing but not paid and (c) Mrs. Cohen will receive a pro rated bonus, if any, for the year in which the termination occurs. If Mrs. Cohen dies during her term of employment, the Company must pay her estate all amounts of salary and bonus earned, accrued and owing but not paid and a pro rated bonus, if any, for the year in which death occurs. The Company may terminate Mrs. Cohen’s employment at any time for cause. Upon termination for cause, Mrs. Cohen shall be entitled to any base salary and benefits accrued and earned before her termination.

The agreement defines “cause,” generally, as conviction of a felony, intentional and continuous failure to substantially perform duties or a breach of the confidentiality and intellectual property provisions of the agreement. The agreement defines “good reason,” generally, as the Company demoting Mrs. Cohen or materially reducing her duties, the Company requiring Mrs. Cohen to be based outside of Philadelphia, Pennsylvania, the failure of Mrs. Cohen to be elected to the Board of Directors or a material breach of the agreement by the Company. The agreement defines a “change of control,” generally, as having occurred if (a) any person becomes a beneficial owner of securities representing more than 25% of the voting power of the then outstanding securities or (b) the consummation of (i) a merger or consolidation of the Company where the directors of the Company immediately before the transaction constitute less than a majority of the board of directors of the surviving corporation or (ii) a sale or other disposition of all or substantially all of the assets of the Company or (c) during a period of two consecutive years, the incumbent directors cease for any reason to constitute at least two-thirds of the Board of Directors, provided that if either the election or nomination of any new director was approved by a vote of at least two-thirds of the incumbent directors before such election or nomination, the new director will be considered a member of the incumbent directors.

The employment agreement provides for the establishment of a SERP for Mrs. Cohen. Mrs. Cohen will be fully vested in the amount of the SERP benefit earned and the benefit will be fully accrued upon her attainment of age 70, upon the occurrence of a change of control or if she is terminated by the Company without cause or resigns for good reason, as defined above. The employment agreement requires the Company to establish a trust to serve as the funding vehicle for the SERP benefits and to make contributions to the trust in such amounts or in such number of the Common Shares as the Company reasonably determines to be sufficient to provide the present value of the benefit as accrued at the time of the contribution. The value of this benefit is 100% of the average of Mrs. Cohen’s base salary over the 36 months during the term that provides the highest average except that the average may not exceed $300,000 nor be less than $150,000. Upon a change of control of the Company, the Company has agreed to immediately contribute to the trust an amount sufficient to permit the full payment of the SERP benefit due to Mrs. Cohen at age 70. Notwithstanding the establishment of a trust, the Company’s obligation to pay the benefit constitutes a general, unsecured obligation of the Company, payable out of its general assets, and the assets of the trust will be available to pay the claims of the Company’s creditors.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information on the current holdings of stock options by the Company’s NEOs. The NEOs did not hold any other equity awards as of December 31, 2007.(1)

	Option Awards
Name	Number of Securities Underlying Unexerercised Options (#)	Number of Securities Underlying Unexerercised Options (#)	Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable
Betsy Z. Cohen (1)	150,000	—	10.00	7/17/2010
	201,241	—	10.87	2/1/2014
	100,000	—	14.24	1/26/2015
	100,000	—	15.94	10/20/2015

Martin F. Egan	10,000	—	10.00	12/14/2009
	7,500	—	10.00	7/17/2010
	1,000	—	11.00	9/17/2013
	34,498	—	10.87	2/1/2014
	11,500	—	14.24	1/26/2015
	10,000	—	15.94	10/20/2015

Frank M. Mastrangelo	37,500	—	10.00	12/14/2009
	25,000	—	11.00	9/17/2013
	28,748	—	10.87	2/1/2014
	12,500	—	14.24	1/26/2015
	25,000	—	15.94	10/20/2015

Arthur Birenbaum	10,000	—	10.00	4/16/2012
	20,000	—	10.00	12/20/2012
	17,249	—	10.87	2/1/2014
	10,000	—	14.24	1/26/2015
	13,750	—	15.94	10/20/2015

Scott R. Megargee	25,000	—	10.00	7/17/2010
	2,500	—	11.00	9/17/2013
	2,874	—	10.87	2/1/2014
	10,000	—	14.24	1/26/2015
	8,000	—	15.94	10/20/2015

(1)	Excludes phantom units granted to Mrs. Cohen which fully vested on December 31, 2007. See “Option Exercises and Stock Vested,” below.

Option Exercises and Stock Vested

The following table sets forth the number of Common Shares acquired upon the vesting of stock awards in the form of phantom units and the value realized, each before payment of any applicable withholding tax and broker commissions. The phrase “value realized on vesting” represents the number of Common Shares multiplied by the market price of the shares on the date of vesting. The NEOs did not exercise any stock options in fiscal 2007.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Betsy Z. Cohen	10,000	134,600

Pension Benefits

The following table provides information about Mrs. Cohen’s SERP, which is described above. See “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements” and Note K to the Company’s financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. The Company does not have any other pension plan.

Name	Plan name	Present value of accumulated benefits	Payments during the last fiscal year
Betsy Z. Cohen	Supplemental Executive Retirement Plan	$2,536,529	$0

Potential Payments on Termination or Change-In-Control

As described under “Executive Compensation—Narrative to Summary Compensation Table and Plan-Based Awards Table—Employment Agreement,” the Company has entered into an employment agreement with its Chief Executive Officer which provides for payments and other benefits if the Chief Executive Officer’s employment with the Company is terminated under circumstances specified in her agreement, including a “change in control” of the Company (as defined in the agreement). The Chief Executive Officer’s rights upon the termination of her employment will depend upon the circumstances of the termination. The table below summarizes these rights and the amount of any payments and benefits due under the specified circumstances.

	Termination without Cause (1) (2)	Resignation for Good Reason (1) (2)	Change in Control (1)
Severance Payments (3)	$2,125,000	$2,125,000	$2,125,000
SERP Benefit (4)	3,000,000	3,000,000	3,000,000

(1)	Assumes that Mrs. Cohen executes and does not revoke a written mutual release in a form acceptable to the Company of any and all claims against the Company or Mrs. Cohen relating to matters arising out of her employment by the Company. Without this release, Mrs. Cohen would only be entitled to any amounts due under the Company’s severance pay plan, if any. As of the date of this proxy statement, the Company did not have a severance pay plan.

(2)	Mrs. Cohen would also be entitled to any base salary that was accrued as of the date of her termination.

(3)	Equal to five times Mrs. Cohen’s base salary at the date of termination (assumed to be $425,000).

(4)	Represents the value of Mrs. Cohen’s SERP calculated as of December 31, 2007.

With the exception of the SERP benefit, if any of the above payments are deemed to constitute a “parachute payment” as defined in Section 280(g) of the Internal Revenue Code, Mrs. Cohen must also be paid an amount in cash equal to the sum of the excise taxes payable by her by reason of receiving such payment plus the amount necessary to put her in the same after-tax position as if no excise taxes had been paid.

Director Compensation Table

The following table provides information concerning the compensation of the Company’s non-employee directors for fiscal 2007. Directors who are employees or officers of the Company receive no compensation for their services as members of the Board of Directors or any committees. Each non-employee director, except for Mr. Cohen, received an annual retainer of $10,000 which was increased to $55,000 in July 2007. The increase was prorated over the remainder of 2007. Each non-employee director, except for Mr. Cohen, also receives $500 for each meeting of a committee of the Board of Directors he or she attends; the Chairman of the Audit Committee receives $1,500 for each committee meeting attended; and the chairmen of the other committees receive $1,000 for each committee meeting attended.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Walter T. Beach	35,000	—	—	35,000
Michael J. Bradley	35,000	—	—	35,000
Daniel G. Cohen (1)	—	—	225,162	225,162
Matthew Cohn	38,500	—	—	38,500
William H. Lamb	32,500	—	—	32,500
James J. McEntee III	32,500	—	—	32,500
Linda Schaeffer	32,500	—	—	32,500
Joan Specter	32,500	—	—	32,500
Steven Stein	32,500	—	—	32,500
Leon A. Huff	32,500	—	—	32,500

(1)	All other compensation includes $225,000 in compensation for service as Chairman and Chairman of the Executive Committee of the Board of Directors and $162 in insurance premiums.

AUDIT COMMITTEE REPORT

In connection with the preparation and filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “2007 Annual Report on Form 10-K”):

(1)	the Audit Committee reviewed and discussed the audited financial statements included in the 2007 Annual Report on Form 10-K with the Company’s management;

(2)	the Audit Committee discussed with the Company’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), the matters required to be discussed by Statement of Accounting Standards 61;

(3)	the Audit Committee received and reviewed the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Grant Thornton the independence of Grant Thornton and satisfied itself as to Grant Thornton’s independence; and

(4)	based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the 2007 Annual Report on Form 10-K.

The Audit Committee of the Board of Directors of the Company has provided this report. This report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, and the Exchange Act (collectively, the “Acts”), except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Matthew Cohn, Chairman

Walter T. Beach

Michael J. Bradley

PROPOSAL 2. APPROVAL OF ACCOUNTANTS

The Board of Directors unanimously recommends that the shareholders approve the selection of Grant Thornton LLP, independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2008. Representatives of Grant Thornton are expected to be present at the Meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

The following table presents the aggregate fees billed by Grant Thornton for each of the services listed below for each of the Company’s last two fiscal years.

	2007	2006
Audit Fees (1)	$596,610	$382,710
Audit-Related Fees (2)	10,000	36,722
Tax Fees (3)	22,785	43,406
All Other Fees (4)	—	—

Total	629,395	$462,838

(1)	Audit fees consisted of the aggregate fees billed for professional services rendered by Grant Thornton in connection with its audit of the Company’s consolidated financial statements and its limited reviews of the unaudited consolidated interim financial statements that are normally provided in connection with statutory and regulatory filings or engagements for these fiscal years.
(2)	Audit-related fees consisted of the aggregate fees billed for assurance and related services rendered by Grant Thornton that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not disclosed under “Audit Fees” above.
(3)	Tax fees consisted of the aggregate fees billed for professional services rendered by Grant Thornton for tax compliance, tax advice and tax planning in 2007 and 2006.
(4)	All other fees would consist of the aggregate fees billed for products and services provided by Grant Thornton other than the services described under audit fees, audit-related fees and tax fees; however, no such products and services were provided in 2007 or 2006.

Exchange Act rules generally require any engagement by a public company of an accountant to provide audit or non-audit services to be pre-approved by the audit committee of that public company. This pre-approval requirement is waived with respect to the provision of services other than audit, review or attest services if certain conditions set forth in Rule 2-01(c)(7)(i)(C) under the Exchange Act are met. None of the audit-related and tax services described above were subject to this Rule and the approval procedures set forth therein. All services provided to the Company by Grant Thornton in 2007 and 2006 were pre-approved by the Audit Committee.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not intend to present and has not been informed that any other person intends to present any other matters for action at the Meeting. However, if other matters do properly come before the meeting or any adjournment, postponement or continuation thereof, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment. For any other matter which may properly come before the meeting, the affirmative vote of the holders of at least a majority of the votes cast at the Meeting at which a quorum is present is required, either in person or by proxy, for approval, unless otherwise required by law.

Except as set forth in this section, all Common Shares and Preferred Shares represented by valid proxies received will be voted in accordance with the provisions of the proxy.

THE BANCORP, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

OF DIRECTORS OF THE BANCORP, INC.

The undersigned hereby appoints Betsy Z. Cohen, Frank M. Mastrangelo and Martin F. Egan, and each of them, as and for the proxies of the undersigned, each with the power to appoint such proxy’s substitute, and hereby authorizes them, or any one of them, to vote all of the Common Shares and Series A Preferred Shares held of record by the undersigned on March 17, 2008 at the Annual Meeting of Shareholders of The Bancorp, Inc. (the “Company”), to be held on May 22, 2008 and at any and all adjournments, postponements or continuations thereof as set forth on the reverse side hereof. Each of the Proposals in this proxy is proposed by the Board of Directors of the Company.

(continued and to be signed on the reverse side)

PLEASE MARK, SIGN, DATE AND MAIL YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	ELECTION OF DIRECTORS

☐	FOR ALL NOMINEES	Nominees:

		☐	Betsy Z. Cohen
		☐	Daniel G. Cohen
		☐	Walter T. Beach
☐	WITHHOLD AUTHORITY	☐	Michael J. Bradley
	FOR ALL NOMINEES	☐	Matthew Cohn
		☐	Leon A. Huff
		☐	William H. Lamb
		☐	Frank M. Mastrangelo
☐	FOR ALL EXCEPT	☐	James J. McEntee III
	(See instructions below)	☐	Linda Schaeffer
		☐	Joan Specter

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee for whom you wish to withhold authority to vote, as shown here  ☒

2.	PROPOSAL TO APPROVE THE SELECTION OF GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR 2008.

☐  FOR    ☐  AGAINST    ☐  ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED AND FOR APPROVAL OF GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR 2008. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT, POSTPONEMENT OR CONTINUATION THEREOF. BY EXECUTING THIS PROXY, THE UNDERSIGNED HEREBY REVOKES ALL PRIOR PROXIES.

Please check the box if you plan to attend the meeting:  ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Date:
Signature of Shareholder

Date:
Signature of Shareholder

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.